CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEREX CORPORATION

(Under Section 242 of the General Corporation Law of Delaware)

The undersigned hereby certifies that:

FIRST:         The name of the corporation is Terex Corporation (hereinafter the “Corporation”).

SECOND:       The Certificate of Incorporation of the Corporation is hereby amended by striking out section (a) of Article IV thereof and by substituting in lieu of said section (a) of Article IV the following:

(a) The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is 350,000,000, consisting of (i) 300,000,000 shares designated as Common Stock, with a par value of $0.01 per share (“Common Stock”) and (ii) 50,000,000 shares designated as Preferred Stock, with a par value of $0.01 per share (“Preferred Stock.”).

THIRD:          The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this certificate has been signed this 17th day of July and it is affirmed that the statements made herein are true under the penalties of perjury.

Terex Corporation

By: /s/ Eric I Cohen

Eric I Cohen

Senior Vice President, Secretary

and General Counsel